Exhibit 5.1

April 22 , 2014
Board of Directors
Starboard Resources, Inc.
300 E. Sonterra Blvd., Suite 1220
San Antonio, TX 78258

Gentlemen:

             We have acted as your counsel in connection with the Registration Statement on Post-Effective Amendment No.  2 to Form S-1/A (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the registration of up to 12,362,336 shares of common stock, par value $0.001 per share (collectively, the “Shares”) all issued to the Selling Stockholders as a result of transactions as described in the Registration Statement. Capitalized terms used in this letter which are not otherwise defined herein shall have the meanings given to such terms in the Registration Statement.

             You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, we have assumed: 1) the representations of officers and employees are correct as to questions of fact; 2) the persons identified as officers are actually serving as such and that any certificates representing the securities are properly executed by one or more such persons; 3) the persons executing the documents examined by counsel have the legal capacity to execute such documents; 4) the genuineness of signatures on the documents we have examined; and 5) the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

             This opinion is rendered as of the date hereof and is limited to matters of Delaware General Corporation Law. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares issued by the Company are duly authorized for issuance, validly issued, fully paid and non-assessable.

   We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Whitaker Chalk Swindle & Schwartz, PLLC
Whitaker Chalk Swindle & Schwartz, PLLC

WHITAKER CHALK SWINDLE & SCHWARTZ PLLC
301 Commerce Street ●Suite 3500 ● Fort Worth, Texas 76102-4135
817.878.0500 ● Metro 817.429.6268 ● FAX 817.878.0501